UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 28, 2013

TRYCERA FINANCIAL, INC.
 (Exact name of registrant as specified in its Charter)

Nevada	0-30872	33-0910363
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

18100 Von Karman Ave, Suite 850, Irvine, California		92612
(Address of principal executive offices)		(Zip Code)

(949) 705-4480
(Registrant’s telephone number, including area code)

18100 Von Karman Ave, Suite 850, Irvine, California 92612
 (Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

On June 27, 2013, the Board of Directors, approved employment contracts for Lisa Bilyeu, Carl Giese, and Steve Rowe.  Each of these full-time employment agreements is effective June 27, 2013, and is for a term of three years.  Each is renewable in yearly increments unless terminated prior to expiration of a term.  Under the agreements, Mr. Giese is employed as Vice President Credit Services, Mr. Rowe is employed as Vice President of Operations, and Ms. Bilyeu is employed as Administrative Assistant.  The base salary for each Messrs. Giese and Rowe is $180,000 per year, payable in the month increments of $15,000.  The base salary for Ms. Bilyeu is $48,000 per year, payable in the month increments of $4,000.  As a signing bonus for entering into the agreements, Messrs. Giese and Rowe each received 9,000,000 shares and will each be issued 2,000,000 shares per quarter for eight (8) quarters.  Ms. Bilyeu received 3,600,000 shares and will be issued 800,000 shares per quarter for eight (8) quarters.  The employees are also eligible for performance bonuses and to participate in the Company’s stock option plan.  Each is also entitled to participate in employee benefit plans, including health and retirement plans created hereafter.

Item 3.02   Unregistered Sales of Equity Securities

On June 27, 2013, we issued 9,000,000 shares of our common stock each to Carl Giese, the Company’s Vice President of Credit Services and Steve Rowe, the Company’s Vice President of Operations in connection with Messrs. Giese and Rowe’s respective employment agreements.  We also issued Lisa Bilyeu 3,600,000 shares of our common stock pursuant to her employment agreement.  The shares were issued in reliance upon the exemptions from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) of the Act.  The certificates evidencing the above mentioned shares contain a legend (1) stating that the shares have not been registered under the Act and (2) setting forth or referring to the restrictions on transferability and sale of the shares under the Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRYCERA FINANCIAL, INC.
(Registrant)

Date: June 28, 2013	By: /s/ Ray A. Smith
Ray A. Smith
President